U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                     FORM 4


                                  OMB APPROVAL
                              OMB Number: 3235-0287
                           Expires: September 30, 1998
                Estimated average burden hours per response: 0.5


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                   Section 17(a) of the Public Utility Holding
   Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940


(    ) Check  this box if no longer  subject  to  Section  16.  Form 4 or Form 5 obligations may continue. See Instruction 1(b).


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1.      Name and Address of Reporting Person*


        Last, First, Middle: Reuben F. Richards, Jr.
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        Street:  c/o Emcore Corporation, 394 Elizabeth Avenue
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        City, State, Zip:  Somerset, New Jersey  08873
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2.      Issuer Name and Ticker or Trading Symbol
                 Emcore Corporation (EMKR)

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3.      IRS or Social Security Number of Reporting Person (Voluntary)

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4.      Statement for Month/Year
                 June 1998
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5.      If Amendment, Date of Original (Month/Year)

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6.      Relationship of Reporting Person(s) to Issuer (Check all applicable)

        (  x  ) Director                         (     ) 10% Owner
        (     ) Officer (give title below)       (     ) Other (specify below)

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7.      Individual or Joint/Group Filing (Check Applicable Line)

        (  x  ) Form filed by One Reporting Person
        (     ) Form filed by More than One Reporting Person
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* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                       4.
                                                                                       Securities Acquired (A) or
                                                              3.                       Disposed of (D)
                                                              Transaction              (Instr. 3, 4 and 5)
                                      2.                      Code                     -----------------------------
1.                                    Transaction             (Instr. 8)                                  (A)
Title of Security                     Date                    ------------             Amount             or      Price
(Instr. 3)                            (mm/dd/yy)               Code     V                                 (D)
------------------------------------------------------------------------------------------------------------------------------------
(1)


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned (continued)
--------------------------------------------------------------------------------

                                     5.                      6. Owner-
                                     Amount of               ship
                                     Securities              Form:              7.
                                     Beneficially            Direct             Nature of
                                     Owned at End            (D) or             Indirect
1.                                   of Month                Indirect           Beneficial
Title of Security                    (Instr. 3               (I)                Ownership
(Instr. 3)                           and 4)                  (Instr.4)          (Instr. 4)
------------------------------------------------------------------------------------------------------------------
(1)
==================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

                                                                                                     6.
                                                                                                     Date
                                                                      5.                             Exercisable and
                         2.                            4.             Number of Derivative           Expiration Date
1.                       Conversion or                 Transaction    Securities Acquired (A)        (Month/Day/Year)
Title of                 Exercise        3.            Code           or Disposed of (D)            ----------------
Derivative               Price of        Transaction   (Instr. 8)     (Instr. 3, 4 and 5)            Date          Expira-
Security                 Derivative      Date (Month/  ------         -----------------------        Exer-         tion
(Instr. 3)               Security        Day/Year)     Code    V      A)              (D)            cisable       Date
------------------------------------------------------------------------------------------------------------------------------------
(1) Common Stock Warrants  $11.50         6/30/98       X*            142,342                        Immed.        5/1/01
    (rights to buy)

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Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities) (cont.)
--------------------------------------------------------------------------------

                          7.
                          Title and Amount
                          of Underlying
                          Securities                                              9.               10.
                          (Instr. 3 and 4)                                        Number of        Ownership
                          ----------------                                        Derivative       Form of         11.
1.                                          Amount              8.                Securities       Derivative      Nature of
Title of                                    or                  Price of          Beneficially     Security:       Indirect
Derivative                                  Number              Derivative        Owned            Direct (D)      Beneficial
Security                                    of                  Security          at End of Month  or Indirect     Ownership
(Instr. 3)                Title             Shares              (Instr. 5)        (Instr.4)        (I) (Instr. 4)  (Instr. 4)
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(1) Common Stock Warrants  Common           142,342              *                281,084           D
    (rights to buy)
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* Warrants issue to reporting person in exchange for guarantee of certain Company indebtedness.

By:   /s/ Thomas G. Werthan                                     7/10/98
---------------------------------------------            -----------------------
      Attorney-in-fact                                          Date



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